UNITED STATES
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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

O.S.S. CAPITAL MANAGEMENT LP

OSCAR S. SCHAFER & PARTNERS I LP

OSCAR S. SCHAFER & PARTNERS II LP

O.S.S. OVERSEAS FUND LTD.

O.S.S. ADVISORS LLC

SCHAFER BROTHERS LLC

OSCAR S. SCHAFER

PETER J. GRONDIN

EDWARD A. BLECHSCHMIDT

TIMOTHY D. LEULIETTE

JOACHIM V. HIRSCH

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OSS CAPITAL MANAGEMENT ISSUES PRESENTATION TO HEXCEL SHAREHOLDERS

Presentation Details How Raising Hexcel's Composite Operating Margins to Levels

Similar to Peers Could Result in Improvements in Corporate Operating Income of Over

$60 Million

NEW YORK, NY, April 21, 2008 -- OSS Capital Management LP ("OSS Capital"), which beneficially owns approximately 5.3 million common shares of Hexcel Corporation (NYSE: HXL), representing over 5.5% of the Company's outstanding shares, issued a presentation on April 18, 2008 to Hexcel shareholders supporting OSS Capital's call to elect three director nominees proposed by OSS Capital. These nominees will enhance the relevant expertise of the Hexcel Board in order to give Hexcel senior management more complete resources to expand margins; increase Hexcel's competitive edge; and operate in a more efficient, global, and cost competitive manner. The presentation was issued in a filing with the Securities and Exchange Commission.

The presentation focuses on the substantial and continuing shortfall in Hexcel's operating margins as compared to its peers. If Hexcel realized operating margins similar to its peers, its annual operating income could be over $60 million higher, which would lead to significant enhanced value for shareholders.

Oscar S. Schafer, Managing General Partner of OSS Capital said, "Hexcel's margins in the composite business are just too low. The company is underperforming and needs help now. The three business executives that OSS Capital is proposing are committed to helping Hexcel increase margins. They are independent business executives with proven expertise in industrial global markets, cost cutting, and building shareholder value."

-Shareholder Presentation Attached-